UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2017

BioLargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14921 Chestnut St., Westminster, CA 92683	92704
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

On May 2, 2017, BioLargo, Inc. (the “Company”) and its President and Chief Executive Officer Dennis P. Calvert entered into an employment agreement (the “Calvert Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Calvert dated April 30, 2007.

The Calvert Employment Agreement provides that Mr. Calvert will continue to serve as the President and Chief Executive Officer of the Company and receive base compensation equal to his current rate of pay of $288,603 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Calvert Employment Agreement provides that Mr. Calvert will be granted an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock. The Option shall be a non-qualified stock option, exercisable at $0.45 per share, which represents the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments over five years. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Calvert Employment Agreement. The agreement also provides for a grant of 1,500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise.

The Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Calvert has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Calvert’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Exercise of 2007 Stock Option

On April 30, 2017, Mr. Calvert delivered a notice of exercise of 3,866,630 shares pursuant to his stock option agreement dated April 30, 2007. The exercise price was $0.18 per share, and the Company issued 2,501,937 shares, calculated by multiplying the difference between the market price of $0.51 and the exercise price of $0.18 with the number of shares exercised, and dividing that amount by the market price. The remaining 3,866,629 shares available for purchase under the option agreement expired unexercised.

Pursuant to a “lock-up agreement” dated April 30, 2017, Mr. Calvert agreed to restrict the sales of the shares received until the earlier of (i) the consummation of a sale (in a single transaction or in a series of related transactions) of the Company by means of a sale of (a) a majority of the then outstanding common stock (whether by merger, consolidation, sale or transfer of common stock, reorganization, recapitalization or otherwise) or (b) all or substantially all of its assets; and (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology; and (iii) the Company’s breach of the employment agreement between the Company and Calvert dated May 2, 2017 and resulting in Calvert’s termination.

Item 9.01 Financial Statements and Exhibits

4.1†	Option to purchase common stock issued to Dennis P. Calvert dated May 2, 2017
10.1†	Employment Agreement dated May 2, 2017.
10.2†	Lock-Up Agreement dated April 30, 2017.
10.3†	Lock-Up Agreement dated May 2, 2017.

†	Management contract or compensatory plan, contract or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2017	BIOLARGO, INC.

	By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer